February 15, 2019
CONFIDENTIAL

Thomas Holzthum
3 Autumn Circle
Rocky Hill, CT 06067
Dear Tom:
The purpose of this letter agreement (the “Agreement”) is to set forth the terms of your separation from Triumph Group, Inc. (“Triumph” or the “Company”). You and Triumph acknowledge and agree that your separation is deemed to be a “Qualifying Termination” for purposes of the Triumph Group, Inc. Executive Change in Control and General Severance Plan for Executive and Management Employees (the “Severance Plan”). We appreciate your service to Triumph and thank you on behalf of the Senior Leadership team for all of your efforts. In recognition of your service to Triumph and your agreeing to be bound by the terms and conditions of this Agreement, we have agreed to the following exit package for you:

1.	Separation Date: Your last day of employment with the Company was December 31, 2018 (the “Separation Date”).

2.
Separation Package: In exchange for your acceptance and agreement to all terms of this Agreement, and provided you do not revoke this Agreement, the Company shall provide you with the following (the “Separation Package”):

a.
The Company shall pay you a total of $408,000 (“Severance Payment”), which represents 12 months of base salary. The payments will be made in regular periodic installment payments at the rate of $15,692.30 biweekly. Severance Payment installments shall commence on the first regular payroll within 30 days after the expiration of the seven (7) day revocation period set forth in section 11(h) of this Agreement has expired (assuming you have not revoked the Agreement within that period).

b.
The Company shall pay your target annual bonus opportunity in the amount of $306,000 (the “Bonus Payment”). The Bonus Payment shall be paid in a lump sum on the first regular payroll within 30 days after the expiration of the seven (7) day revocation period set forth in section 11(h) of this Agreement (assuming you have not revoked the Agreement within that period).

c.
Subject to the release requirements of section 7 hereof, in accordance with the terms of Section 3.3(c) of the Severance Plan, and notwithstanding the terms or provisions of any applicable equity plan or equity award agreement:

(1)	you shall be deemed vested as of the Separation Date in the 5,074 units of your currently unvested time-based restricted stock units which are scheduled to vest in the next twelve (12) months; and
(2) you shall be entitled to receive a cashout of your performance-based restricted stock units in the amount of 6,706 performance based restricted stock units, which is equal to the value of your currently unvested performance based restricted stock units pro-rated at target based on your service through the Separation Date which are scheduled to vest in the next twelve (12) months (collectively, clauses (1) and (2) referred to herein as the “Accelerated Equity Awards”).

d.
The Company shall pay directly on your behalf for professional outplacement services through a firm designated by the Executive for a period of twelve (12) months following the Separation Date up to a maximum of $10,000.

All payments made pursuant to this Agreement shall be less all lawfully required deductions and withholdings. You acknowledge and agree that the Separation Package and other commitments by Triumph set forth herein constitute good and valuable consideration for this Agreement, which you would otherwise not be entitled to absent your execution of this Agreement. As such, your receipt of the Separation Package is expressly conditioned on your execution and non-revocation of this Agreement including but not necessarily limited to the release provisions of sections 7 and 11 hereof. You agree to be solely responsible for determining the tax consequences of the payments made to you under this Agreement, reporting the same to the appropriate governmental authorities, and the payment of any taxes due. You shall defend, indemnify, and hold the Released Parties (as defined below) harmless from and against any and all losses including, but not limited to, attorneys’ fees, costs, back taxes, interest and penalties, except legally mandated employer contributions, as a result of such tax determination, the reporting or the non-reporting thereof, and/or the payment or failure to pay any tax thereon.

3.
Health Benefits Continuation: Regardless of whether you execute this Agreement, you and your eligible dependents will continue to be covered under the Company’s health insurance plan if you elect COBRA coverage. Subject to your execution and non-revocation of this Agreement, if you do elect COBRA coverage, the Company will, in accordance with Section 3.3(d) of the Severance Plan, pay on your behalf that portion of the total COBRA premium such that you will be responsible for paying the same monthly premium as in effect immediately prior to the Separation Date for the first twelve (12) months of COBRA coverage. Notwithstanding the foregoing, if you subsequently become employed with a new employer that offers substantially similar group medical insurance coverage to its employees, or you otherwise become ineligible for COBRA continuation coverage, the benefits provided under this section 3 shall cease. You will be notified of your COBRA rights in due course by the Company.

4.
Equity Awards: Except as otherwise provided in section 2.c hereof with respect to the Accelerated Equity Awards, you understand and agree that as a result of your termination, any portion of your outstanding equity awards that have not been earned or which remain subject to forfeiture restrictions as of the Separation Date, shall be forfeited without payment and otherwise cancelled as of the Separation Date.

5.
Final Wages: You acknowledge and agree that as of your execution of this Agreement, you have received payment of all wages, compensation, and benefits owed to you pursuant to your employment with the Company other than as set forth in this Agreement. You further agree the Company is not indebted to you in any amount or for any reason. Therefore, you agree that you do not have knowledge of any potential or actual dispute with the Company about any wages or compensation to which you believe you are entitled.

6.
Triumph Group, Inc. 401(k) Plan: You are entitled to the applicable choices outlined in the plan prospectus or its supplements in regard to your account under the Triumph Group, Inc. 401(k) Plan (the “401(k) Plan”). Your benefits under the 401(k) Plan are governed by the terms of the 401(k) Plan. Following your termination of employment, you will be entitled to apply for and receive a distribution (including a tax-deferred rollover) of your vested 401(k) Plan benefits. Any existing 401(k) Plan deferral elections will terminate as of your Separation Date.

7.
General Release: In accordance with the Severance Plan, you are obligated to sign the attached Exhibit B - The Confidential Separation and General Release Agreement to receive the payments and other benefits set forth in this Agreement.

8.
Nondisparagement: You agree to not disparage or otherwise comment negatively in any way upon the Company or the Released Parties, including, but not limited to, Triumph, any of its former or current directors, officers, or employees, its business practices, projects, clients, or services, to any person, either orally or in writing, unless otherwise provided by law; however, the non-disparagement obligations under this section do not interfere with or restrict your ability to communicate with any federal, state, or local agency, including any with which a charge has been filed. In addition the Company agrees that the CEO and his Direct Reports will not disparage or otherwise comment negatively in any way with respect to you or your service with the Company, to any person, either orally or in writing, unless otherwise approved by the law.

9.
Assignment of Intellectual Property: You agree to assign to the Company any rights you may have in the Confidential Information, and in any other intellectual property developed by you in whole or in part while employed by the Company and which relates specifically to the Business (defined below). You agree that all such intellectual property is the sole property of the Company and its assigns. You irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney in fact, which appointment is coupled with an interest, to act for and on your behalf to execute, verify, and file any documents and to do all other lawfully permitted acts to further the purposes of this assignment, with the same legal force and effect as if executed by you.

As used in this Agreement, the term “Business” means the manufacturing, overhauling, repair, and sale of aerospace structures, systems, components, and accessories for commercial and military aircrafts; provided however, that the term “Business” as defined herein is restricted to the manufacturing, overhauling, repair, and sale of aerospace structures, systems, components and accessories made available by Triumph to its customers at the time you execute this Agreement.

10.
Cooperation. You agree to make yourself available, attend meetings, give testimony, and otherwise cooperate as reasonably requested by Triumph regarding any litigation, arbitration, administrative proceedings, investigations or other matters of a similar nature involving Triumph of which you had knowledge or are alleged to have had knowledge. Triumph shall provide reimbursement for reasonable expenses associated with this provision. Nothing in this Agreement shall preclude you from responding truthfully to any valid subpoena or from cooperating fully with any governmental investigation, action or proceeding.

11.
Acknowledgement of Release of Age Claims: You acknowledge and agree that the release of claims under the ADEA is subject to special waiver protections under 29 U.S.C. § 626(f). In accordance with that section, you specifically agree that you are knowingly and voluntarily releasing and waiving any rights or claims of discrimination under the ADEA. By signing this Agreement, you acknowledge that:

a.
You have had at least 45 days to consider the terms of this Agreement and whether or not you should sign it, and if you should execute this Agreement prior to the expiration of the 45-day consideration period, you knowingly and voluntarily waive your right to consider this Agreement for 45 days.

b.
The Company has advised you, and hereby advises you, in writing that you should consult with an attorney of your own choosing prior to signing this Agreement, and that you have consulted with, or have had sufficient opportunity to consult with, an attorney of your own choosing regarding the terms of this Agreement.

c.
You are waiving valuable legal rights and releasing the Company of all claims which may have existed prior to or contemporaneously with the execution of this Agreement, except for those obligations expressly stated in this Agreement, and that you are not waiving any claims that may arise after the date you sign this Agreement.

d.
You have not relied upon any representation or statement made by the Company or any employee or other person on behalf of the Company with regard to the subject matter, meaning or effect of this Agreement and that no statements made by the Company have in any way unduly coerced or influenced you to execute this Agreement.

e.	You have read this Agreement, it has been written in a manner that is easy to understand, and you fully understand its terms.

f.	Except as provided in this Agreement, you have no right or claim, contractual or otherwise, to any or all of the benefits described in section 2 or 3 of this Agreement.

g.	This Agreement does not reflect any admission by the Company of any liability or wrongdoing.

h.
You must sign and return the Agreement to the Human Resources Department within 45 days after your receipt of this Agreement, and you further understand and agree that even if you do sign this Agreement, you have the right to revoke it by delivering a notice of revocation in writing to me by mail, personal delivery, or facsimile within seven (7) calendar days of your signing the Agreement. Because you have this right, this Agreement shall not become effective or enforceable until the eighth (8th) calendar day after it is signed by you and has not been revoked. The offer contained in this Agreement will automatically expire if this Agreement, fully executed by you, is not received within forty-five (45) days of your receipt of this Agreement.

i.	You understand and agree that nothing in the Agreement impairs your right to challenge the waiver of your ADEA claims as permitted by law.

12.
Group Release Details: You understand that the group of employees covered by these Qualifying Terminations are Band 6 Executives as defined in the Severance Plan. These Qualifying Terminations have taken place at different times from September through December 31, 2018. The employees terminated were offered a severance package in exchange for signing, and not revoking, a Confidential Waiver and Release of Claims. Attached as Exhibit A are the job titles and ages of those Band 6 Executives who were and were not selected for termination of employment. Employees were selected based on job performance and business requirements.

13.
Medicare Lien Provision: You affirm, covenant, and warrant that you are not a Medicare beneficiary and are not currently receiving, have not received in the past, will not have received at the time of payment pursuant to this Agreement, are not entitled to, are not eligible for, and have not applied for or sought Social Security Disability or Medicare benefits. In the event any statement in the preceding sentence is incorrect (for example, but not limited to, if you are a Medicare beneficiary, etc.), the following sentences apply. You affirm, covenant, and warrant that you have made no claim for illness or injury against, nor are you aware of any facts supporting any claim against the Company and/or Released Parties or under which the Company and/or Released Parties could be liable for medical expenses incurred by you before or after the execution of this Agreement. Furthermore, you are aware of no medical expenses which Medicare has paid and for which the Company and/or Released Parties are or could be liable now or in the future. You agree and affirm that, to the best of your knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. You will indemnify, defend, and hold the Company and/or Released Parties harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys’ fees, and you further agree to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.

14.
Compliance with Code Section 409A. This Agreement is intended to satisfy the requirements of Code Section 409A and the Treasury Regulations issued thereunder (together, “Section 409A”) with respect to amounts subject thereto, and shall be interpreted and construed consistent with such intent (including that any ambiguities or ambiguous terms in this Agreement will be interpreted to comply with or otherwise be exempt from Section 409A) so that none of the payments described in this Agreement will be subject to the additional tax imposed under Section 409A. Each installment payment of compensation pursuant to this Agreement shall be treated as a separate payment of compensation for purposes of applying Section 409A.   If any payment subject to Section 409A is contingent on the delivery of a release by you and could occur in either of two years, the payment will occur in the later year. Notwithstanding anything in this Agreement to the contrary, in the event that you are deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no payments subject to Section 409A that are made by reason of your “separation from service” within the meaning of Section 409A shall be made to you (or your estate) prior to the date that is six (6) months after the date of your “separation from service” or, if earlier, your date of death. Immediately following any applicable six (6) month delay, all such delayed payments will be paid to you (or your estate) in a single lump sum.  That said, Triumph does not and cannot guarantee any particular tax treatment for amounts payable hereunder. Except for Triumph’s responsibility to withhold applicable income and employment taxes from amounts payable to you hereunder, Triumph shall not be responsible for the payment of any applicable taxes incurred by you on amounts paid or provided to you under this Agreement and in no event shall Triumph have any responsibility or liability if this Agreement does not meet any applicable requirements of Code Section 409A. Under no circumstances may the time or schedule of any payment made or benefit described in this Agreement be accelerated or subject to further deferral except as otherwise permitted under Section 409A.

15.
Entire Agreement. This Agreement is the only agreement between you and Triumph regarding post-employment compensation and benefits, and the separation of your employment from Triumph, and it supersedes all prior discussions and agreements regarding your separation and post-employment compensation and benefits. The terms of this Agreement are severable, and if any part or subpart is found to be unenforceable, the other terms shall remain in full force and effect and are valid and enforceable.

16.
Applicable Law. This Agreement shall be interpreted and construed by the laws of the State of Pennsylvania, without regard to conflict of law provisions. You agree that any action or proceeding arising out of or related to this Agreement shall be commenced in federal or state court in Pennsylvania.

Sincerely,

/s/ Lance Turner
Lance Turner
Senior Vice President and Chief Human Resources Officer

If the terms of this Agreement are acceptable to you, please sign and date a copy of this Agreement and return it to me.

/s/ Thomas Holzthum
Thomas Holzthum

February 15, 2019
Date

EXHIBIT A
TRIUMPH GROUP, INC.
DECEMBER 2018 EMPLOYMENT TERMINATIONS

Job Title	Age	Total Employees	Number Selected	Number Not Selected
Corporate EVP	65	1	1	0
	48	1	0	1
VP of Contracts	44	1	0	1
VP Program Management Excellence	48	1	0	1
Mgmt Corporate EVP	62	1	1	0
SR VP & CFO	55	1	0	1
Vice President Supply Chain	50	1	0	1
Chief Information Officer	55	1	0	1
Vice President Business Development	56	1	0	1
SVP Human Resources	48	1	0	1
VP and General Counsel	64	1	1	0

EXHIBIT B
FORM OF CONFIDENTIAL SEPARATION AND GENERAL RELEASE AGREEMENT
This Confidential Separation and General Release Agreement (“Agreement”) is executed by and between Triumph Group, Inc. (“Company”) and Thomas Holzthum (“Executive”).
WHEREAS Executive has been employed by the Company;
WHEREAS Executive has experienced a Qualifying Termination as defined in the Triumph Group, Inc. Executive Change in Control and General Severance Plan for Executives and Management Employees (the “Plan”);
IT IS HEREBY AGREED by and between the parties as follows:
1.Employment Status. Executive agrees that he experienced a Qualifying Termination under the Plan, effective December 31, 2018. Executive agrees that he has received all wages, personal time off pay, vacation pay and other compensation and benefits due to him by virtue of his employment with the Company, including, without limitation, the applicable Severance Benefits as defined in the Plan. Executive understands the Company will have no obligation to rehire, reemploy, reinstate, recall or hire Executive in the future.
2.Separation Payment. In consideration of Executive signing and not revoking this Agreement, the Company will pay Executive the applicable Severance Benefits under the Plan (“Separation Payment”). This Separation Payment shall be paid in accordance with the provisions of the Plan. Executive acknowledges that this Separation Payment constitutes valuable consideration to which he would not otherwise be entitled.
3.Release of Claims. In consideration of the Separation Payment, and for other good and valuable consideration, Executive releases the Company, its parents, subsidiaries, affiliates, and all related entities, and its and their past and present officers, directors, employees, agents, predecessors, successors and assigns (“Releasees”), from all claims that Executive ever had, now has, or hereafter may have, whether known or unknown, asserted or unasserted from the beginning of time through the date of this Agreement. This release includes but is not limited to the following:

•	Claims arising under the Americans with Disabilities Act;

•	Discrimination, interference or retaliation claims arising under the Family Medical Leave Act;

•	Claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, as amended, and the federal Equal Pay Act;

•	Claims arising under the Genetic Information and Non-Discrimination Act;

•	Claims of age discrimination under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, or state anti-discrimination statutes;

•	Claims arising under the Executive Retirement Income Security Act;

•	Whistleblower claims arising under state or federal law;

•	Claims arising under the United States Constitution;

•	Claims arising under the National Labor Relations Act, Uniformed Services Employment and Reemployment Rights Act, and the Occupational Safety and Health Act;

•	Claims arising under the Worker Adjustment Retraining and Notification Act;

•	Claims arising under any other federal, state or local law or ordinances, or any common law claim under tort, contract or any other theories now or hereafter recognized; and

•
Claims for any type of damages cognizable under any of the laws referenced herein, including, but not limited to, any and all claims for compensatory damages, punitive damages, and attorneys’ fees and costs.

Executive also agrees that this release should be interpreted as broadly as possible to achieve his intention to waive all of his claims against the Releasees.
4.Claims Not Released. Notwithstanding any other provision of this Agreement, the following are not barred by the Agreement: (a) claims relating to the validity of this Agreement; (b) claims by either party to enforce this Agreement; (c) claims under any state workers’ compensation or unemployment law; (d) Claims under the Plan; and (e) claims that legally may not be waived. Further, it is understood and agreed that this Agreement does not bar Executive’s right to file an administrative charge with the Securities and Exchange Commission (SEC), the Equal Employment Opportunity Commission (EEOC), the United States Department of Labor (DOL), the National Labor Relations Board (NLRB), or any other federal, state or local agency; prevent him from reporting to any government agency any concerns he may have regarding the Company’s practices; or preclude his participation in an investigation by the SEC, EEOC, DOL, NLRB or any other federal, state or local agency, although the Agreement does bar his right to recover any personal relief (including monetary relief) if he or any person, organization, or entity asserts a charge or complaint on his behalf, including in a subsequent lawsuit or arbitration.
5.No Future Payments Except Those Described Herein. Except as set forth in this Agreement, it is expressly agreed and understood by the parties that the Company does not have, and will not have, any obligation to provide Executive at any time in the future with any bonus or other payments, benefits, or consideration other than those set forth in the Agreement and other than those to which Executive may be entitled under the Company’s benefit plans, including 401(k) plan, if applicable. Executive acknowledges that no portion of the Separation Payment shall be made to a 401(k) plan.
6.No Admission of Liability. Executive agrees and acknowledges that this Agreement is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty allegedly owed by the Company to Executive. The Company specifically disclaims any liability to Executive on any basis. The execution of this Agreement by the Company is a voluntary act to provide an amicable conclusion to its employment relationship with Executive.

7.Confidentiality. Executive agrees to keep the existence, terms, and conditions of this Agreement strictly confidential and not to disclose them to anyone, including current and former Company employees, except that Executive may disclose them to his spouse, tax advisor, or attorney after first obtaining that individual’s agreement to keep the information confidential and not disclose it to others.
8.Integration and Modification. This Agreement contains all of the promises and understandings of the parties. There are no other agreements or understandings except as set forth herein, and this Agreement may be amended only by a written agreement signed by all the parties.
9.Advice to Consult Legal Representation. Executive is advised to consult with legal counsel of Executive’s choosing, at Executive’s own expense regarding the meaning and binding effect of this Agreement and every term hereof prior to executing it.
10.Governing Law and Jurisdiction. This Agreement shall be enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to any principles of choice of law that may otherwise be applicable, except to the extent superseded by federal law (e.g. ERISA). Executive hereby consents and agrees to the jurisdiction before a court of law in the Commonwealth of Pennsylvania.
11.Waiver. If a party, by its actions or omissions, waives or is adjudged to have waived any breach of this Agreement, any such waiver shall not operate as a waiver of any other subsequent breach of this Agreement.
12.Successors. This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal or legal representatives, successors and/or assigns.
13.Severability. If any provision of this Agreement is or shall be declared invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall not be affected thereby and shall remain in full force and effect.
14.Executive Acknowledgement. Executive acknowledges that:

(a)Executive has read this Agreement and has had an opportunity to discuss it with individuals of Executive’s own choice, who are not associated with the Company;

(b)The Company has advised Executive to consult with an attorney of Executive’s own choosing;

(c)Neither the Company nor its agents, representatives or employees have made any representations to Executive concerning the terms or effects of this Agreement, other than those contained in the Agreement;

(d)Executive has the intention of releasing all claims recited herein in exchange for the enhanced benefits described herein, which Executive acknowledges as adequate and satisfactory and in addition to anything to which Executive otherwise is entitled; and

(e)Executive has returned all things in Executive’s possession or control relating to the Company’s business, including but not limited to a Company-issued cell phone, laptops, files, all materials relating to any client, keys, badges, or other identification, reports, correspondence, manuals, ledgers, or other proprietary material pertaining to the Company.
15.Consideration Period. Executive acknowledges that Executive has been provided with at least forty-five (45) calendar days following his receipt of this Agreement to consider the offer of this Agreement prior to entering into it. Executive acknowledges that any modifications, material or otherwise, made to this Agreement will not restart or extend this forty-five (45) calendar day period. Executive agrees to notify the Company of acceptance of this Agreement by delivering a signed copy to the Company, addressed to the attention of SVP, Human Resources at 899 Cassatt Road, Suite 210, Berwyn, PA 19312. Executive understands that the entire forty-five (45) calendar day period may be taken to consider this Agreement. Executive may return this Agreement in less than the forty-five (45) calendar day period. By signing and returning this Agreement, Executive acknowledges that the consideration period afforded Executive was a reasonable period of time to consider fully each and every term of this Agreement, including the general release set forth in Paragraph 3.
16.Revocation Period. Executive acknowledges that he shall have seven (7) calendar days after signing this Agreement to revoke this Agreement if he chooses to do so. If Executive elects to revoke this Agreement, he shall give written notice of such revocation to the Company by delivering it to the SVP, Human Resources at the above address, in such a manner that it is actually received within the seven-day period.

Thomas Holzthum expressly acknowledges that he has read the foregoing, that he has had sufficient time to review this Agreement with an attorney of his choosing, that he understands the Agreement’s terms and conditions and that he intends to be legally bound by it.

THOMAS HOLZTHUM	TRIUMPH GROUP, INC.
Thomas Holzthum	Lance Turner
Printed	By:
Lance Turner
/s/ Thomas Holzthum	Senior Vice President and Chief Human Resources Officer
Signature
Date: February 15, 2019	Date: February 15, 2019